Exhibit 99.1

Contact:	Ken Bond	Deborah Hellinger
	Oracle Investor Relations	Oracle Corporate Communications
	1.650.607.0349	1.212.508.7935
	ken.bond@oracle.com	deborah.hellinger@oracle.com

Oracle Names Tomislav Mihaljevic, M.D., to the Board of Directors

AUSTIN, Texas, May 12, 2026 — Oracle Corporation (NYSE: ORCL) today announced that it unanimously elected Dr. Tomislav Mihaljevic to Oracle’s Board of Directors and increased the size of the Board to 13. The election is effective as of May 6, 2026.

Dr. Mihaljevic is the Chief Executive Officer and President, Morton L. Mandel CEO Chair, of Cleveland Clinic, a nonprofit multispecialty academic medical center and global integrated healthcare system, a position he has held since January 2018. From 2015 to 2017, Dr. Mihaljevic served as Chief Executive Officer of Cleveland Clinic Abu Dhabi (CCAD). Prior to that, he was Chief of Staff and Chairman of the Heart & Vascular Institute at CCAD. Dr. Mihaljevic joined Cleveland Clinic in 2004 as a surgeon in the Department of Thoracic and Cardiovascular Surgery. He previously served as a director of GE HealthCare.

“Tom is one of the world’s leading healthcare executives, with deep experience managing complex clinical organizations, advancing patient care, and expanding access to high-quality healthcare around the world,” said Mike Sicilia, Oracle Chief Executive Officer.

Clay Magouyrk, Oracle’s Chief Executive Officer, added “Tom’s perspective will be invaluable as Oracle continues to help healthcare organizations use technology to improve outcomes for patients and providers.”

“Tom’s leadership at Cleveland Clinic gives him a unique understanding of the challenges facing healthcare systems globally. Oracle, along with its customers and shareholders, will benefit from Tom’s experience at the intersection of healthcare, technology and risk management.” said Bruce Chizen, Chair of Oracle’s Nomination and Governance Committee.

Members of Oracle’s Board of Directors serve one-year terms and will next stand for election at the company’s annual meeting of stockholders in November 2026.

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“Safe Harbor” Statement: Statements in this press release relating to Oracle’s future plans, expectations, beliefs, intentions, and prospects are “forward-looking statements” and are subject to material risks and uncertainties. A detailed discussion of these factors and other risks that affect our business is contained in Oracle’s Securities and Exchange Commission (SEC) filings, including our most recent reports on Form 10-K and Form 10-Q under the heading “Risk Factors.” These filings are available on the SEC’s website or on Oracle’s website at http://www.oracle.com/investor. All information in this press release is current as of May 12, 2026, and Oracle undertakes no duty to update any statement in light of new information or future events.